Exhibit 99.1

FOR IMMEDIATE RELEASE

WMS REPORTS FISCAL FIRST QUARTER DILUTED EPS OF $0.07, INCLUSIVE OF $0.17

PER DILUTED SHARE OF CHARGES, ON REVENUE OF $156 MILLION

– Operating Cost Savings Achieved and Product Sales Gross Margin Improves to 51%,

Reflecting Progress on Operating Execution Initiatives and Restructuring Actions –

– Product Approval Flow Improves with Recent Initial Jurisdiction Approvals for Five New

Participation Games and More than 30 For-Sale Themes –

Waukegan, Ill. – November 7, 2011 - WMS Industries Inc. (NYSE:WMS) today reported revenue of $155.6 million and net income of $3.8 million, or $0.07 per diluted share, for its fiscal 2012 first quarter ended September 30, 2011, which includes pre-tax impairment and restructuring charges of $9.7 million, or $0.12 per diluted share, primarily for separation-related costs and charges related to the decision to close two facilities, as well as non-cash, pre-tax charges of $4.3 million, or $0.05 per diluted share, to write down receivables following government enforcement actions at certain casinos in Mexico. In the September 2010 quarter, revenue was $187.5 million and net income was $19.5 million, or $0.33 per diluted share, which included $3.8 million of pre-tax charges, or $0.04 per diluted share, for costs associated with closing the Company’s main facility in the Netherlands.

“We already are realizing tangible benefits from our recent restructuring and realignment actions, which we expect will lead to a resumption of quarterly sequential financial growth in the December 2011 quarter and through the remainder of fiscal 2012,” said Brian R. Gamache, Chairman and Chief Executive Officer. “First quarter results reflect initial cost savings from these actions and we believe we are firmly on track to reduce annual operating costs by an expected $20 million. In addition, product sales margins showed both year-over-year and quarterly sequential improvement to 51%.

“Importantly, we’ve now received at least one jurisdictional approval for all of the participation products that were originally expected to be commercialized in fiscal 2011. During the next several months, we expect additional approvals for these innovative products, and we expect a return to a more consistent pace of approvals for other new products beginning in calendar 2012. The new products we demonstrated at G2E® for launch during fiscal 2012 included a record number of unique math models that offer players a diverse range of unique gaming experiences. With our focus on capturing near-term revenue opportunities and an expanding flow of new products being commercialized, we anticipate building on the expected quarterly sequential improvement in December 2011 quarter’s operating results with further quarterly sequential revenue and margin improvement in the second half of this fiscal year that will also reflect a resumption of year-over-year revenue and margin growth in the March 2012 and June 2012 quarters,” noted Gamache.

Gamache added, “Customer response to our refocused product portfolio has been very favorable following G2E, and our agreement with Caesar’s Entertainment as a launch partner for our exciting new CLUE participation game in mid-calendar 2012, our selection to participate in Alberta’s VLT replacement initiative and the extension of our distribution arrangement with eBet for Australia further highlight the demand for our great gaming content and the long-term growth opportunities for WMS.”

- more -

WMS Reports Fiscal First Quarter Results, 11/7/2011	page 2

Recent Operational and Strategic Achievements:

•	Initial jurisdiction approvals received for five participation games: THE WIZARD OF OZ™ Journey to Oz™, BATTLESHIP™, Leprechaun’s Gold®, Pirate Battle® and MONOPOLY™ Party Train™ games.

•

Initial jurisdiction approvals received on more than 30 new for-sale games containing unique, new math models, including new G+® Deluxe and Innovation series of games – Colossal Reels™, Invaders!™ 5X4 and Reel Boost® themes.

•

First three Portal application themes – Jackpot Explosion®, Piggy Bankin® and Peng Wins® themes – now installed on a total of more than 480 gaming machines at 27 North American casino properties including trials, and a total of 700 gaming machines networked with WAGE-NET® Remote Configuration and Download functionality, along with two recently completed installations of the WAGE-NET system with Remote Configuration and Download functionality at two international casinos.

•

Extended the distribution agreement with our Australian distributor, eBet Limited, on a new five-year rolling basis and added the potential to expand into new territories including Queensland and Victoria, in addition to New South Wales.

•	Selected by Alberta Gaming and Liquor Commission to participate in their VLT replacement initiative for the province.

•	Partners with Caesar’s Entertainment for introduction of WMS’ innovative new CLUE™ participation game expected to launch in mid-calendar 2012.

•

Amended and expanded our revolving credit facility to $400 million, with a $100 million accordion feature, for a five-year term with lower spreads on interest rates and commitment fees and more flexible financial and non-financial covenants.

Fiscal 2012 First Quarter Financial Review

The following table summarizes key components related to revenue generation for the three months ended September 30, 2011 and 2010 (dollars in millions, except unit, per unit and per day data):

	Three Months Ended September 30,
	2011	2010
Product Sales Revenues:
New unit sales revenues	$64.9	$88.1
Other product sales revenues	22.2	23.1

Total product sales revenues	$87.1	$111.2

New units shipped and recognized as product sales revenue	3,918	5,338
Average sales price per new unit	$16,574	$16,504
Gross profit on product sales revenues (1)	$44.3	$54.1
Gross margin on product sales revenues (1)	50.9%	48.7%

- more -

WMS Reports Fiscal First Quarter Results, 11/7/2011	page 3

	Three Months Ended September 30,
	2011	2010
Gaming Operations Revenues:
Participation revenues	$63.3	$72.9
Other gaming operations revenues	5.2	3.4

Total gaming operations revenues	$68.5	$76.3

Installed participation base at period end, with lease payments based on:
Percentage of coin-in units	3,616	3,817
Percentage of net win units	2,952	3,347
Daily lease rate units (2)	3,024	3,182

Total installed participation units at quarter end	9,592	10,346

Average installed participation units	9,602	10,379
Average revenue per day per participation unit	$71.70	$76.36
Gross profit on gaming operations revenues (1)	$54.2	$61.8
Gross margin on gaming operations revenues (1)	79.1%	81.0%
Total revenues	$155.6	$187.5

Total gross profit (1)	$98.5	$115.9

Total gross margin (1)	63.3%	61.8%

(1)	As used herein, gross profit and gross margin do not include depreciation, amortization and distribution expenses.
(2)	Includes only participation game theme units. Does not include units with product sales game themes placed under fixed-term, daily fee operating leases.

Product sales revenues of $87.1 million for the September 2011 quarter declined from $111.2 million in the year-ago period, reflecting in part the previously anticipated impact from customers’ delayed capital spend in the September quarter pending their opportunity to see WMS’ newest products at the G2E industry trade show, as the show’s timing changed from the middle of November to early October this year. Global new unit shipments were 3,918 units in the September 2011 quarter including 2,530 new units shipped to U.S. and Canada, of which approximately 1,600 units were replacement market shipments compared to 2,900 unit replacement market shipments in the year-ago period. The decline in replacement market shipments more than offset a 600-unit increase in units shipped for new casino openings and expansions. WMS shipped 1,388 units to international customers, or 35% of total global unit shipments, compared with 2,146 units, or 40% of total global unit shipments, in the year-ago period. The average sales price for new units of $16,574 was essentially flat compared with the prior-year quarter. Bluebird xD™ units represented 32% of total global new unit shipments and mechanical reel products were 16% of new unit sales in the September 2011 quarter.

Other product sales revenues declined to $22.2 million from $23.1 million in the prior-year quarter, reflecting lower revenue of used gaming machines, mostly offset by higher conversion kit revenues. Approximately 2,500 used gaming machines were sold in the September 2011 quarter at lower average prices, including a higher number of used competitor units, compared with approximately 2,000 used units in the prior-year quarter; while we recorded revenue on approximately 5,500 conversion kits in the September 2011 quarter compared to approximately 1,900 conversion kits a year ago.

- more -

WMS Reports Fiscal First Quarter Results, 11/7/2011	page 4

Gaming operations revenues were $68.5 million in the September 2011 quarter compared to $76.3 million in the year-ago period. The average installed participation base for the September 2011 declined to 9,602 units compared to an average installed base of 10,379 units in the year-ago period. The ending installed base of 9,592 gaming machines at September 30, 2011, compares with 9,870 units at June 30, 2011, and 10,346 units at September 30, 2010. Average revenue per day of $71.70 was below the $76.36 achieved in the year-ago period. The declines in the average and period-end installed base and average revenue per day primarily reflect the previously discussed lack of new participation products.

Near the end of the September 2011 quarter, WMS received initial approvals from the first jurisdiction for four unique, new participation games – BATTLESHIP, THE WIZARD OF OZ Journey to Oz, Leprechaun’s Gold and Pirate Battle themes. Although the regulatory approval and commercial launch of these games occurred too late in the quarter to provide meaningful benefit in the installed footprint and revenue per day, the roll-out of these four high profile game themes in jurisdictions where the games are approved, along with the recent approval of the new MONOPOLY Party Train game theme early in the December 2011 quarter, are expected to provide WMS with the opportunity to refresh and stabilize the installed base by the end of the December 2011 quarter. With a refreshed installed base and expectations for the commercialization of additional new participation games in the March 2012 and June 2012 quarters, WMS expects to achieve growth in its participation installed base and average revenue per day in the second half of fiscal 2012.

Other gaming operations revenues increased $1.8 million, or 53%, over the year-ago period, primarily reflecting growth in the online gaming business in the United Kingdom and incremental revenues from initial Portal applications. WMS’ first three Portal applications – Jackpot Explosion, Piggy Bankin’ and Peng-Wins themes - and the WAGE-NET networked gaming system with Remote Configuration and Download functionality, on either a commercial or trial basis, in aggregate have been installed on a total of just over 700 gaming machines at 29 casino properties globally, as of October 31, 2011.

Total gross profit, excluding depreciation, amortization and distribution expense as used herein, was $98.5 million for the September 2011 quarter compared to $115.9 million in the year-ago period. Total gross margin was 63.3% compared to 61.8% in the year-ago period. Product sales gross margin was 50.9% in the September 2011 quarter compared with 48.7% in the September 2010 quarter. The product sales gross margin increase relates to progress with continuous improvement efforts to reduce costs on the Bluebird®2 and Bluebird xD cabinets and higher revenues from higher-margin conversion kit sales partially offset by the impact from a lower volume of new unit sales and the lower margin achieved on sales of used gaming machines. Gaming operations gross margin was 79.1% in the September 2011 quarter compared with 81.0% in the year-ago quarter primarily reflecting higher licensing royalty expense and costs related to the start-up of our new operations launched in fiscal 2011.

- more -

WMS Reports Fiscal First Quarter Results, 11/7/2011	page 5

The following table summarizes key components related to operating expenses and operating income for the three months ended September 30, 2011 and 2010 ($ in millions):

	Three Months Ended September 30,
	2011	2010
Operating Expenses
Research and development	$24.4	$28.7
As a percentage of revenues	15.7%	15.3%
Selling and administrative	38.3	38.3
As a percentage of revenues	24.6%	20.5%
Impairment and restructuring charges	9.7	3.8
As a percentage of revenues	6.2%	2.0%
Depreciation and amortization	22.6	15.8
As a percentage of revenues	14.5%	8.4%

Total operating expenses	$95.0	$86.6

Operating expenses as a percentage of revenues	61.0%	46.2%

Operating income	$3.5	$29.3

Operating margin	2.2%	15.6%

September 2011 quarter operating expenses include pre-tax charges of $9.7 million for impairment and restructuring, primarily separation-related costs and charges related to the decision to close two facilities, as well as $4.3 million in non-cash, pre-tax charges recorded in selling and administrative expense for the write-down of receivables following recent government enforcement actions at certain casinos in Mexico. The prior-year period included pre-tax charges of $3.8 million (included in selling and administrative expense a year ago) primarily for restructuring and asset impairment charges related to closing WMS’ main facility in the Netherlands. See accompanying table on page 13 for further information on the impairment and restructuring charges and other charges.

Research and development expenses declined $4.3 million year over year to $24.4 million, and were down $6.1 million from the June 2011 quarter, which included $3.0 million in non-cash, pre-tax charges for the write-down of intellectual property assets. The decrease reflects lower non-payroll-related expenses due to cost containment measures coupled with savings being realized from the workforce reductions announced in August 2011. Consistent with the changes announced in August 2011, a priority has been placed on development initiatives aimed at improving the ratable commercialization of new products for core businesses, focusing on near-term revenue opportunities, as well as continuing support for emergent opportunities such as online gaming, portal applications for networked gaming and WMS’ award-winning Players Life® Web Services.

Selling and administrative expenses in the September 2011 quarter were $38.3 million, flat with a year ago, primarily reflecting lower non-payroll-related expenses due to cost containment measures and a decline in payroll-related expenses from the lower level of staffing following the workforce reduction announced in August 2011, offset by $4.9 million of bad debt expense, of which $4.3 million relates to a small number of customers following recent government enforcement actions at certain casinos in Mexico.

Depreciation and amortization expense increased to $22.6 million in the September 2011 quarter compared with $15.8 million in the year-ago quarter, primarily reflecting increased capital spending on gaming operations equipment as the Company continues to transition its installed base of participation units to Bluebird2 and Bluebird xD cabinets, and amortization related to the Company’s investment in developing its WAGE-NET networked gaming system and online gaming system following initial commercialization during the June 2011 quarter and December 2010 quarter, respectively.

- more -

WMS Reports Fiscal First Quarter Results, 11/7/2011	page 6

Interest and other income and expense, net increased $1.2 million in the September 2011 quarter over the year-ago period, reflecting higher interest income earned on the greater amount of notes receivable.

The effective tax rate for the September 2011 quarter was 34% compared to 36% for the September 2010 quarter, primarily reflecting the year-over-year benefit from the reinstatement of the U.S. Federal Research & Development Tax Credit legislation which more than offset an increase in the Illinois corporate tax rate that became effective January 1, 2011, and the impact of certain international subsidiary start-up operating losses that did not benefit the effective global tax rate.

Cash flow provided by operating activities for the three months ended September 30, 2011, was $13.1 million compared to $19.4 million in the prior year. The decrease primarily reflects the impact of lower net income, lower deferred income taxes and a decrease in share-based compensation, partially offset by the year-over-year increase in depreciation and amortization, higher other non-cash charges, along with a favorable improvement from changes in operating assets and liabilities. Total receivables of $334.6 million at September 30, 2011, were down $31.6 million from June 30, 2011 levels, primarily due to lower revenues. Long-term notes receivable, net declined on a quarterly sequential basis to $76.9 million at September 30, 2011, compared with $81.6 million at June 30, 2011, while increasing year over year from $66.7 million at September 30, 2010, largely reflecting higher sales during the past twelve months into markets that historically have depended upon extended financings, particularly certain Latin American countries. Inventory was down $2.7 million on a quarterly sequential basis, and was flat with September 30, 2010. Total current liabilities at September 30, 2011, were down $50.0 million from June 30, 2011, compared to a decline of $19.7 million in the comparable prior-year period, primarily due to higher payments for income taxes and the timing on payments of accounts payable.

Net cash used in investing activities for the quarter ended September 30, 2011, increased by $2.8 million to $42.7 million from the year ago period due to the $4.1 million increase in payments to acquire or license intangible and other non-current assets, partially offset by modest decreases in capital expenditures for property, plant and equipment and capital deployed for additions to gaming operations equipment to continue the transition of the installed base of participation units to Bluebird2 and Bluebird xD cabinets. Net cash provided by financing activities was $8.2 million compared to $42.3 million used for financing activities in the prior year, primarily due to $35.0 million in proceeds from borrowings in the September 2011 quarter under the Company’s line of credit and lower stock repurchase activity, which totaled $27.5 million in the September 2011 quarter compared to $46.4 million in the September 2010 quarter.

Adjusted EBITDA, a non-GAAP financial metric (see reconciliation to net income schedule near the end of this release), declined to $42.8 million in the September 2011 quarter compared with $61.5 million in the prior-year period. The adjusted EBITDA margin for the September 2011 quarter was 27.5% compared with 32.8% in the year-ago period.

Total cash, cash equivalents and restricted cash was $82.4 million at September 30, 2011, compared with $105.0 million at June 30, 2011, primarily reflecting $27.5 million for common stock repurchases during the period and higher payments for income taxes and the timing of payments on accounts payable.

Share Repurchase Program Update

During the September 2011 quarter, WMS repurchased 1.3 million shares, or approximately 2.3% of its outstanding common stock as of June 30, 2011, at an average price of $20.67, for an aggregate $27.5 million. Reflecting $129.0 million for share repurchases over the last five quarters, approximately $171.0 million remains available on WMS’ repurchase authorization. As of September 30, 2011, WMS had 55.7 million shares outstanding and 4.0 million shares held in the Company’s treasury.

- more -

WMS Reports Fiscal First Quarter Results, 11/7/2011	page 7

Fiscal 2012 Outlook

Reflecting the recently received initial approvals on new participation and for-sale products, and the favorable customer response to our new products demonstrated at the recent G2E trade show, WMS expects to achieve a quarterly sequential improvement in total revenues in the December 2011 quarter. With an anticipated return to more ratable new product approvals in the second half of the fiscal year and the cost savings expected to be achieved from restructuring and realignment actions, WMS also expects to achieve further quarterly sequential improvements in both revenues and operating margin during the second half of our fiscal 2012 that is also expected to lead to a resumption of year-over-year growth in the March 2012 and June 2012 quarters compared to the comparable fiscal 2011 quarters. Notwithstanding the expectation for second-half growth assumptions, primarily reflecting the September 2011 quarterly results, WMS now expects fiscal 2012 annual revenue to be modestly below the fiscal 2011 level, while operating margin is expected to improve year over year. WMS continues to expect that growth in the second-half of fiscal year will be driven by its improvement initiatives, modest growth in WMS’ gaming operations business and the expected improvement in new unit demand related to new casino openings and expansions in calendar 2012. The Company does not expect incremental revenue in fiscal 2012 from the potential expansion of Illinois gaming, the opening of the Illinois or Ohio VLT markets or from the VLT market in Italy. On a macro basis, WMS currently assumes that the challenged economic and industry environment will continue resulting in limited, if any, improvement in the industry replacement cycle in calendar 2012. R&D spending in fiscal 2012 is targeted to approximate 13% of total annual revenues. As previously announced, quarterly revenues and operating margin are anticipated to be lowest in the September 2011 quarter and increase in each subsequent quarter with the highest revenue levels and operating margin in the June 2012 quarter.

WMS Industries Inc. is hosting a conference call and webcast at 4:30 PM EST today, Monday, November 7, 2011. The conference call numbers are 212/231-2900 or 415/226-5357. To access the live call on the Internet, log on to www.wms.com (select “Investor Relations”). Following its completion, a replay of the call can be accessed for thirty days on the Internet via www.wms.com.

About WMS

WMS is engaged in serving the gaming industry worldwide by designing, manufacturing and marketing games, video and mechanical reel-spinning gaming machines, video lottery terminals and in gaming operations, which consists of the placement of leased participation gaming machines in legal gaming venues. WMS is proactively addressing the next stage of casino gaming floor evolution with its WAGE-NET networked gaming solution, a suite of systems technologies and applications designed to increase customers’ revenue generating capabilities and operational efficiency. More information on WMS can be found at www.wms.com or visit the Company on Facebook, Twitter or YouTube.

Product names mentioned in this release are trademarks of WMS, except for the following:

G2E is a registered trademark of the American Gaming Association and Reed Elsevier Inc. Used with permission.

BATTLESHIP, CLUE and MONOPOLY are trademarks of Hasbro. Used with permission. ©2011 Hasbro. All rights reserved.

THE WIZARD OF OZ and all related characters and elements are trademarks of and © Turner Entertainment Co. (s11) Judy Garland as Dorothy from THE WIZARD OF OZ. (s11)

- more -

WMS Reports Fiscal First Quarter Results, 11/7/2011	page 8

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, products and liquidity, including, but not limited to, the statements set forth under the caption “Fiscal 2012 Outlook.” Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” and “intend,” among others. These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed. Factors which could cause our actual results to differ from expectations include (1) delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software; (2) an inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance; (3) a decrease in the desire of casino customers to upgrade gaming machines or allot floor space to leased or participation games, resulting in reduced demand for our products; (4) a reduction in capital spending or interruption in payments by casino customers associated with business weakness or economic uncertainty that adversely affects our customers’ ability to make purchases or pay; (5) a greater-than-expected demand for operating leases by customers over outright product sales or sales financing leases that shift revenue recognition from a single period to the term of such operating leases; (6) future costs relating to our planned restructuring and other charges that may be higher than currently estimated, including additional charges related to actions at a later time not presently contemplated; (7) ability to realize in full, or part, the anticipated savings and expense reductions from restructuring and lower staffing; (8) adverse affects on product development, innovation and the ability to retain and attract key personnel following the restructuring and reorganization actions; (9) a reduction in play levels of our participation games by casino patrons, whether due to economic conditions or increased placements of competitive product; (10) inability of suppliers of key components to timely meet our requirements to fulfill customer orders; (11) a failure to obtain and maintain our gaming licenses and regulatory approvals; (12) failure of customers or players to adapt to the new technologies that we introduce in new product concepts; (13) a software anomaly or fraudulent manipulation of our gaming machines and software; (14) a failure to obtain the right to use or an inability to adapt to rapid development of new technologies; (15) an infringement claim seeking to restrict our use of material technologies; (16) risks of doing business in international markets, including political and economic instability, terrorist activity and foreign currency fluctuations; and (17) the unfavorable outcome of any legal proceedings in which we may be involved from time to time. These factors and other factors that could cause actual results to differ from expectations are more fully described under “Item 1. Business”, “Item 1A. Risk Factors” and “Legal Proceedings” in our Annual Report on Form 10-K for the year ended June 30, 2011, and our more recent reports filed with the U.S. Securities and Exchange Commission.

CONTACT:
William Pfund	Joseph Jaffoni or Richard Land
Vice President, Investor Relations	Jaffoni & Collins Incorporated
WMS Industries Inc.	212/835-8500 or wms@jcir.com
847/785-3167 or bpfund@wms.com

- financial tables follow -

WMS Reports Fiscal First Quarter Results, 11/7/2011	page 9

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Three Months Ended September 30, 2011 and 2010

(in millions of U.S. dollars and millions of shares, except per share amounts)

(unaudited)

	Three Months Ended September 30,
	2011	2010
	(unaudited)	(unaudited)
REVENUES:
Product sales	$87.1	$111.2
Gaming operations	68.5	76.3

Total revenues	155.6	187.5
COSTS AND EXPENSES:
Cost of product sales (1)	42.8	57.1
Cost of gaming operations (1)	14.3	14.5
Research and development	24.4	28.7
Selling and administrative	38.3	38.3
Impairment and restructuring charges	9.7	3.8
Depreciation and amortization (1)	22.6	15.8

Total costs and expenses	152.1	158.2

OPERATING INCOME	3.5	29.3
Interest expense	(0.4)	(0.4)
Interest income and other income and expense, net	2.7	1.5

Income before income taxes	5.8	30.4
Provision for income taxes	2.0	10.9

NET INCOME	$3.8	$19.5

Earnings per share:
Basic	$0.07	$0.33

Diluted	$0.07	$0.33

Weighted-average common shares:
Basic common stock outstanding	56.2	58.2

Diluted common stock and common stock equivalents	56.6	59.6

(1)	Cost of product sales and cost of gaming operations exclude the following amounts of depreciation and amortization, which are included in the depreciation and amortization line item:

Cost of product sales	$1.4	$1.2
Cost of gaming operations	$14.1	$9.5

- more -

WMS Reports Fiscal First Quarter Results, 11/7/2011	page 10

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

September 30 and June 30, 2011

(in millions of U.S. dollars and millions of shares)

	September 30, 2011	June 30, 2011
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$68.3	$90.7
Restricted cash and cash equivalents	14.1	14.3

Total cash, cash equivalents and restricted cash	82.4	105.0
Accounts and notes receivable, net of allowances of $6.7 and $5.5, respectively	257.7	284.6
Inventories	64.4	67.1
Other current assets	42.9	40.8

Total current assets	447.4	497.5
NON-CURRENT ASSETS:
Long-term notes receivable, net	76.9	81.6
Gaming operations equipment, net of accumulated depreciation and amortization of $201.6 and $270.5, respectively	94.2	86.8
Property, plant and equipment, net of accumulated depreciation and amortization of $120.7 and $115.7, respectively	177.6	171.5
Intangible assets, net	151.4	153.9
Deferred income tax assets	44.7	43.1
Other assets, net	15.6	11.9

Total non-current assets	560.4	548.8

TOTAL ASSETS	$1,007.8	$1,046.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$41.9	$66.2
Accrued compensation and related benefits	13.6	12.3
Other accrued liabilities	46.9	73.9

Total current liabilities	102.4	152.4
NON-CURRENT LIABILITIES:
Long-term debt	35.0	—
Deferred income tax liabilities	24.8	23.9
Other non-current liabilities	14.2	14.1

Total non-current liabilities	74.0	38.0
Commitments, contingencies and indemnifications	—	—
STOCKHOLDERS’ EQUITY:
Preferred stock (5.0 shares authorized, none issued)	—	—
Common stock (200.0 shares authorized and 59.7 shares issued)	29.8	29.8
Additional paid-in capital	432.9	437.9
Treasury stock, at cost (4.0 and 2.9 shares, respectively)	(125.9)	(104.9)
Retained earnings	494.6	490.0
Accumulated other comprehensive income	—	3.1

Total stockholders’ equity	831.4	855.9

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,007.8	$1,046.3

- more -

WMS Reports Fiscal First Quarter Results, 11/7/2011	page 11

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Three Months Ended September 30, 2011 and 2010

(in millions of U.S. dollars)

(unaudited)

	Three Months Ended September 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3.8	$19.5
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	19.3	15.8
Amortization of intangible and other non-current assets	6.6	5.3
Share-based compensation	2.6	5.1
Other non-cash items	8.1	4.5
Deferred income taxes	(0.9)	3.0
Tax benefit from exercise of stock options	—	(1.2)
Change in operating assets and liabilities	(26.4)	(32.6)

Net cash provided by operating activities	13.1	19.4
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to gaming operations equipment	(22.1)	(22.9)
Purchase of property, plant and equipment	(15.9)	(16.4)
Payments to acquire or license intangible and other non-current assets	(4.7)	(0.6)

Net cash used in investing activities	(42.7)	(39.9)
CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of treasury stock	(27.5)	(46.4)
Proceeds from borrowings under revolving credit facility	35.0	—
Cash received from exercise of stock options	0.7	2.9
Tax benefit from exercise of stock options	—	1.2

Net cash provided by (used in) financing activities	8.2	(42.3)
Effect of Exchange Rates on Cash and Cash Equivalents	(1.0)	0.6

DECREASE IN CASH AND CASH EQUIVALENTS	(22.4)	(62.2)
CASH AND CASH EQUIVALENTS, beginning of period	90.7	166.7

CASH AND CASH EQUIVALENTS, end of period	$68.3	$104.5

- more -

WMS Reports Fiscal First Quarter Results, 11/7/2011	page 12

WMS INDUSTRIES INC.

Supplemental Data – Earnings per Share

(in millions of U.S. dollars and millions of shares, except per share amounts)

(unaudited)

	Three Months Ended September 30,
	2011	2010
Net income	$3.8	$19.5

Basic weighted average common shares outstanding	56.2	58.2
Dilutive effect of stock options	0.3	1.0
Dilutive effect of restricted common stock and warrants	0.1	0.4

Diluted weighted average common stock and common stock equivalents	56.6	59.6

Basic earnings per share of common stock	$0.07	$0.33

Diluted earnings per share of common stock and common stock equivalents	$0.07	$0.33

Supplemental Data – Reconciliation of Net Income to Adjusted EBITDA

(in millions of U.S. dollars)

(unaudited)

	Three Months Ended September 30,
	2011	2010
Net income	$3.8	$19.5

Net income	$3.8	$19.5
Depreciation	19.3	15.8
Amortization of intangible and other non-current assets	6.6	5.3
Provision for income taxes	2.0	10.9
Interest expense	0.4	0.4
Share-based compensation	2.6	5.1
Other non-cash items	8.1	4.5

Adjusted EBITDA	$42.8	$61.5

Adjusted EBITDA margin	27.5%	32.8%

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, share-based compensation and other non-cash items, including non-cash impairment and restructuring charges) and adjusted EBITDA margin are supplemental non-GAAP financial metrics used by our management and commonly used by industry analysts to evaluate our financial performance. Adjusted EBITDA and adjusted EBITDA margin provide additional useful information to investors regarding our ability to service debt and are commonly used financial analysis metrics for measuring and comparing gaming companies in areas of liquidity, operating performance, valuation and leverage. Adjusted EBITDA and adjusted EBITDA margin should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with U.S. generally accepted accounting principles. All companies do not calculate adjusted EBITDA and adjusted EBITDA margin in necessarily the same manner, and WMS’ presentation may not be comparable to those presented by other companies.

- more -

WMS Reports Fiscal First Quarter Results, 11/7/2011	page 13

WMS INDUSTRIES INC.

Supplemental Data – Items Impacting Comparability: Charges

For the Three Months Ended September 30, 2011 and 2010

(in millions of U.S. dollars, except per share amounts)

(unaudited)

	Three Months Ended September 30, 2011		Three Months Ended September 30, 2010
DESCRIPTION OF CHARGES	Pre-tax amounts	Per diluted share	Pre-tax amounts	Per diluted share
IMPAIRMENT AND RESTRUCTURING CHARGES
Non-cash Charges
Impairment of property, plant and equipment	$0.6	$0.01	$2.4	$0.03
Cash Charges
Restructuring charges	9.1	0.11	1.4	0.01

Total Impairment and Restructuring Charges	9.7	0.12	3.8	0.04
OTHER CHARGES
Non-cash charges to write-down Mexican customer receivables (recorded in selling and administrative expenses)	4.3	0.05	—	—

TOTAL IMPAIRMENT, RESTRUCTURING AND OTHER CHARGES	$14.0	$0.17	$3.8	$0.04

The three month period ended September 30, 2011, includes $14.0 million of pre-tax charges, or $0.17 per diluted share, which includes $9.7 million pre-tax, or $0.12 per diluted share, of impairment and restructuring charges, including $5.9 million pre-tax of separation-related costs and $3.8 million pre-tax of costs related to the decision to close two facilities; and $4.3 million pre-tax, or $0.05 per diluted share, of non-cash charges to write-down receivables following government enforcement actions at certain casinos in Mexico.

The three month period ended September 30, 2010, includes $3.8 million of pre-tax impairment and restructuring charges, or $0.04 per diluted share, that previously had been included in selling and administrative expense, which includes $1.4 million pre-tax, or $0.01 per diluted share, of separation-related restructuring charges and $2.4 million pre-tax, or $0.03 per diluted share, of asset impairment charges related to closing WMS’ main facility in the Netherlands.

# # #